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                                                                    EXHIBIT 12.1

                    AMERIGAS PARTNERS, L.P. AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                             (THOUSANDS OF DOLLARS)

                                                                                                                        Three Months
                                                                                                                            Ended
                                                                          Year Ended September 30,                      December 31,
                                                       1997          1998          1999          2000          2001          2001
                                                    ---------     ---------     ---------     ---------     ---------     ---------
EARNINGS:
Earnings before income taxes, minority interests
  and income from equity investee                   $  44,715     $  21,729     $  26,061     $  15,443     $  53,394     $  19,004
Interest expense                                       66,845        67,566        68,299        76,734        82,037        22,956
Amortization of debt discount and expense               1,553         1,616         1,656         1,772         2,049           650
Amortization of debt premium                           (2,740)       (2,993)       (3,370)       (3,742)       (3,690)         (860)
Interest component of rental expense                    7,827         9,675        10,150         9,663        10,903         3,468
                                                    ---------     ---------     ---------     ---------     ---------     ---------
                                                    $ 118,200     $  97,593     $ 102,796     $  99,870     $ 144,693     $  45,218
                                                    =========     =========     =========     =========     =========     =========

FIXED CHARGES:
Interest expense                                    $  66,845     $  67,566     $  68,299     $  76,734     $  82,037     $  22,956
Amortization of debt discount and expense               1,553         1,616         1,656         1,772         2,049           650
Amortization of debt premium                           (2,740)       (2,993)       (3,370)       (3,742)       (3,690)         (860)
Interest component of rental expense                    7,827         9,675        10,150         9,663        10,903         3,468
                                                    ---------     ---------     ---------     ---------     ---------     ---------
                                                    $  73,485     $  75,864     $  76,735     $  84,427     $  91,299     $  26,214
                                                    =========     =========     =========     =========     =========     =========

Ratio of earnings to fixed charges                       1.61          1.29          1.34          1.18          1.58          1.72
                                                    =========     =========     =========     =========     =========     =========